UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 20, 2005

THE TITAN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-6035	95-2588754
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

3033 Science Park Drive

San Diego, California  92121-1199

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 552-9500

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 3.03 Material Modifications to the Rights of Security Holders

Titan believes in sound corporate governance practices and is hereby responding to concerns raised by Institutional Shareholder Services in connection with its review of Titan’s proxy statement for its annual meeting of stockholders to be held on June 7, 2005.  The concerns are related to the shareholders rights plan which Titan adopted on August 21, 1995 (the “Rights Agreement”).  Titan’s Rights Agreement will expire at 5:00 p.m. (California Time) on August 17, 2005.  Because the Rights Agreement is scheduled to expire, the Board of Directors previously had not addressed the so called “dead hand” provisions in the Rights Agreement.

Section 23(a) of the Rights Agreement contains two provisos that require that certain actions of the Board of Directors of Titan may only be taken if there are Continuing Directors (as defined in the Rights Agreement) then in office and a majority of the Continuing Directors approve the action.  These “dead hand” provisions have been found to be unenforceable under the General Corporation Law of the State of Delaware.  Under Section 26 of the Rights Agreement, prior to any Distribution Date (as defined in the Rights Agreement), the Board of Directors of Titan has the power to supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of common stock.  As of the date of this Current Report, no Distribution Date has occurred.  The Board of Directors of Titan hereby agrees that it will not enforce the Continuing Director provisos or “dead hand” provisions in the Rights Agreement, which shall be treated as if they were deleted from the Rights Agreement.   This means that the full Board of Directors of Titan has the authority to redeem any outstanding rights under the terms of Section 23 of the Rights Agreement even if all or some of the directors were nominated for election by any person other than the incumbent Board of Directors, including a potentially hostile acquiror.

Further, if the Board of Directors decides to adopt a new Rights Agreement, the Board of Directors commits that the new Rights Agreement will not contain a “dead head” or “no hand” provision of the nature found unenforceable under the General Corporation Law of Delaware.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TITAN CORPORATION

Dated: May 20, 2005	By:	/s/ Brian J. Clark
Brian J. Clark
Vice President,
Corporate Controller